Exhibit 99.1

SolarWinds Announces Second Quarter 2013 Results
AUSTIN, Texas - July 25, 2013 - SolarWinds® (NYSE: SWI), a leading provider of powerful and affordable IT management software, today reported results for its second quarter ended June 30, 2013.

•	GAAP diluted earnings per share of $0.30 and non-GAAP diluted earnings per share of $0.40 for the second quarter.

•	Record second quarter non-GAAP operating income of $42.1 million, or a non-GAAP operating margin of 54% for the second quarter.

•	Total revenue for the second quarter of $77.5 million, representing 21% year-over-year growth.

•	License revenue for the second quarter of $31.1 million, representing 6% year-over-year growth.

Financial Results
SolarWinds reported total revenue for the second quarter of 2013 of $77.5 million, a 21% increase over total revenue for the second quarter of 2012. License revenue was $31.1 million for the second quarter of 2013, representing a 6% increase over license revenue for the second quarter of 2012. Maintenance revenue was a record $45.4 million for the second quarter of 2013, representing a 31% increase over maintenance revenue for the second quarter of 2012.
On a GAAP basis, diluted earnings per share were $0.30 for the second quarter of 2013 compared to $0.26 for the second quarter of 2012. Non-GAAP diluted earnings per share were $0.40 for the second quarter of 2013 compared to $0.33 for the second quarter of 2012.
Net cash provided by operating activities was $40.7 million for the second quarter of 2013 compared to $33.2 million for the second quarter of 2012, representing a year-over-year increase of 23%. Free cash flow was $41.3 million for the second quarter of 2013 compared to $34.3 million for the second quarter of 2012, representing a year-over-year increase of 20%. Cash, cash equivalents, and investments at the end of the second quarter of 2013 were $196.3 million, a decrease of $77.7 million from the end of the first quarter of 2013. During the second quarter of 2013, SolarWinds paid approximately $120 million for N-able Technologies, net of cash acquired.
The financial results included in this press release are preliminary and pending final review by the company and its external auditors. Financial results will not be final until SolarWinds files its quarterly report on Form 10-Q for the period. Information about SolarWinds' use of these non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Recent Business Highlights

“While we addressed a number of strategic and operational items during the second quarter that we believe will positively impact our future results, our license sales results did not meet our expectations. Despite the shortfall in license sales, we delivered solid year-over-year total revenue growth of 21% and non-GAAP operating margins and non-GAAP EPS well ahead of our outlook,” said Kevin Thompson, SolarWinds' President and Chief Executive Officer.

“Although we have had a slow start to 2013 relative to our outlook, our confidence in our core business is high.  We believe that we have a large and growing market opportunity across our network management, systems management, and MSP tools businesses that remains largely untapped.  While the IT purchasing environment has been difficult and inconsistent with our expectations during the first half of 2013, we believe that addressing this opportunity is a matter of returning to the high level of execution we operated at throughout 2011 and 2012," stated Thompson.

"In addition, given our confidence in the size and immediacy of our existing market opportunity, our outlook for the second half of 2013 includes aggressive investments in our business including new product features and modules, demand generation and branding activities, and additional resources within our sales and product development organizations," added Thompson.

SolarWinds business highlights during the second quarter of 2013 include:

•	SolarWinds completed the acquisition of N-able Technologies®, giving SolarWinds a more effective and accelerated means of meeting the needs of the rapidly developing IT service market -- comprised of MSPs and Value-added Resellers, and the hundreds of thousands of SMBs they serve. The acquisition enhances SolarWinds' remote monitoring and management (RMM) offerings and adds MSP service automation to the range of IT management challenges that the company works to address for the entire IT community -- from large enterprises to the growing segment of small businesses who are deploying "light IT" and "no IT" initiatives.

•
Following the first quarter 2013 release of SolarWinds first full-featured free product, Alert Central™, SolarWinds continued to deliver on its commitment to the IT community with the release of two additional free tools. SolarWinds Firewall Browser enables IT professionals to easily troubleshoot firewalls and manage change requests from the convenience of the desktop. It is the only free firewall configuration search tool that supports unlimited searches on mixed-vendor inventory from a single convenient interface. After a brief hiatus, SolarWinds re-released the popular free-version of Kiwi Syslog® Server allowing IT pros to once again benefit from a simple way to collect, view and archive syslog messages and SNMP traps.

•
SolarWinds continued to add depth and breadth to its product portfolio including several updates to key products in its Network Management portfolio. The latest release of SolarWinds Network Performance Monitor (NPM) added new network route and multicast monitoring capabilities to the already feature-rich flagship network monitoring product. The update to SolarWinds IP Address Manager (IPAM) added new IP Address conflict detection, which automatically detects duplicate IP addresses and sends conflict alerts for both static and DHCP environments and quickly resolves the conflicts using detailed IP address connection information, as well as integration with SolarWinds User Device Tracker (UDT). The IPAM-UDT integration provides integrated endpoint tracking to improve troubleshooting and network access protection and to allow users to view IP addresses, switch port details, and user logins in a single window.  The second quarter release of SolarWinds User Device Tracker also added two new features that aid in actively managing and mitigating security risks on a network. Whitelisting now allows IT pros to define a list of safe devices based on MAC address, IP address or host name, and receive an alert when a rogue device not on the list connects to the network. Port shutdown enables IT pros to remotely shut down a compromised port with point-and-click simplicity while the event is audited.

•
New versions of DameWare® Remote Support and SolarWinds Web Help Desk™ continued to improve the utility of both products. DameWare Remote Support now features DameWare Mobile, a mobile application for use on an iPhone or iPad that allows IT admins to connect remotely to Windows desktops, laptops and servers and share users' screens to provide support and troubleshooting from any location. DameWare Mobile includes an intuitive virtual mouse, keyboard, and hotkey controls that allow for simplified navigating and troubleshooting of an end-user's system and features enhancements to ensure secure remote connection. Web Help Desk's new automatic asset discovery, allows users to keep IT inventory current by scheduling automated discovery of all hardware and software assets and information including hostname, model, serial number, logged-in user, operating system, hard drive, memory, and installed software. The product also added integration to SolarWinds NPM, SolarWinds Server & Application Monitor (SAM) and SolarWinds Network Configuration Manager (NCM).

“Driven by the leverage built into our business model and a strong revenue contribution from N-able, we delivered non-GAAP operating margins and non-GAAP EPS that exceeded our outlook during the second quarter, despite a shortfall in our license revenue results.  That profitability helped translate into $41.3 million of free cash flow, representing 53% of revenue,” said Mike Berry, SolarWinds' Executive Vice President and Chief Financial Officer.

“In an effort to improve our level of new business growth, we plan to make significant investments across our business for the second half of 2013.  In spite of these investments, we have increased our outlook for non-GAAP operating margins and non-GAAP EPS for the year,” added Berry.
Financial Outlook
As of July 25, 2013, SolarWinds is providing its financial outlook for its third quarter and full year of 2013. The financial information below represents forward-looking non-GAAP financial information, including an estimate of non-GAAP operating income as a percentage of revenue, and non-GAAP diluted earnings per share, for the third quarter of 2013 and for the full year 2013. These non-GAAP financial measures exclude, among other items mentioned below, stock-based compensation expense and related employer-paid payroll taxes. SolarWinds cannot reasonably estimate the expected stock-based compensation expense and related employer-paid payroll taxes for these future periods as the amounts depend upon such factors as the future price of SolarWinds' stock for purposes of computation. In addition, costs related to non-recurring items and acquisitions are not costs that SolarWinds can estimate because they are a function of what non-recurring items and acquisitions, if any, occur and the kind of costs incurred in connection with any such non-recurring items or acquisitions.

Financial Outlook for the Third Quarter of 2013
SolarWinds' management currently expects to achieve the following results for the third quarter of 2013, which includes the impact of the N-able Technologies acquisition completed on May 28, 2013:

•	Total revenue in the range of $84.7 to $87.2 million, or 18% to 22% growth over the third quarter of 2012.

•	Non-GAAP operating income representing 44% to 45% of revenue.

•	Non-GAAP diluted earnings per share of $0.35 to $0.36.

•	Weighted average outstanding diluted shares of approximately 77.1 million.
Financial Outlook for Full Year 2013
SolarWinds' management is revising its outlook, previously announced on May 21, 2013, and currently expects to achieve the following results for the full year 2013, which includes the impact of the N-able Technologies acquisition completed on May 28, 2013:

•	Total 2013 revenue in the range of $322.7 to $327.7 million, or 20% to 22% year-over-year growth.

•	Non-GAAP operating income for the full year representing approximately 49% of revenue.

•	Non-GAAP diluted earnings per share of $1.51 to $1.54.

•	Weighted average outstanding diluted shares of approximately 77.0 million.

Conference Call and Webcast
In conjunction with this announcement, SolarWinds will host a conference call today to discuss its financial results and other business at 4:00pm CT (5:00pm ET/2:00pm PT). A live webcast of the event, including any supplemental information, will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A live dial-in will be available domestically at 888-205-6705 and internationally at +1-913-312-0407. To access the live call, please dial in 5-10 minutes before the scheduled start time. A replay of the webcast will be available on a temporary basis shortly after the event on the SolarWinds Investor Relations website.
Forward-Looking Statements
This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding SolarWinds' financial outlook for the third quarter and full year 2013, the impact of strategic and operational items addressed in the second quarter on our future results, our market opportunity and our ability to address such market opportunity and our plans for investments in our business. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “believe,” “plan,” “expect,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the inability to generate significant volumes of sales leads from Internet search engines, marketing campaigns and traffic to our websites; (b) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (c) the inability to expand our sales operations effectively; (d) the presence or absence of occasional large customer orders, including in particular those placed by the U.S. federal government; (e) the inability to increase sales to existing customers and to attract new customers; (f) SolarWinds' ability to successfully identify, complete, and integrate acquisitions; (g) the timing and success of new product introductions and product upgrades by SolarWinds or its competitors; (h) potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and (i) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the risk factors discussed in our Annual Report on Form 10-K for the period ended December 31, 2012 and the Form 10-Q that SolarWinds anticipates filing on or before August 9, 2013. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.
Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain certain non-GAAP financial measures. The tables below set forth a reconciliation of each of these non-GAAP measures to a GAAP financial measure that we consider to be most comparable. SolarWinds believes that each of these non-GAAP financial measures provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its core business operations. SolarWinds' management and Board of Directors use certain of these non-GAAP measures to assess operational performance, allocate resources, prepare annual budgets, and determine employee incentive compensation. Accordingly, these measures may provide helpful insight to investors into the motivation and decision-making of management in operating the business. SolarWinds considers free cash flow also to be a liquidity measure that provides important information regarding the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds also believes that these non-GAAP financial measures are used by investors and security analysts to (a) compare and evaluate its performance from period to period and (b) compare its performance to those of its competitors. These non-GAAP measures exclude certain items that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income. In addition, free cash flow does not represent the total increase or decrease in the cash balance for the period.
As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, the most comparable GAAP measures. SolarWinds' management and Board of Directors compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are set forth in the tables below.
About SolarWinds
SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide from Fortune 500 enterprises to small businesses. In all of our market areas, our approach is consistent. We focus exclusively on IT Pros and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. SolarWinds delivers on this commitment with unexpected simplicity through products that are easy to find, buy, use and maintain while providing the power to address any IT management problem on any scale. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack® online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at http://www.solarwinds.com.
SolarWinds, SolarWinds & Design, N-able Technologies, Kiwi Syslog, DameWare and thwack are registered trademarks of SolarWinds. All other SolarWinds marks are the exclusive property of SolarWinds, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. Any other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.
Copyright © 2013 SolarWinds Worldwide, LLC. All rights reserved.
CONTACTS:

Investors:	Media:
Dave Hafner Phone: 512.682.9867 ir@solarwinds.com	Tiffany Nels Phone: 512.682.9545 pr@solarwinds.com

SolarWinds, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share information)
(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$148,894	$179,702
Short-term investments	27,028	49,276
Accounts receivable, net of allowances of $336 and $271 as of June 30, 2013 and December 31, 2012, respectively	35,754	32,506
Income tax receivable	907	142
Deferred taxes	2,242	1,712
Prepaid and other current assets	3,675	3,322
Total current assets	218,500	266,660
Property and equipment, net	8,916	8,342
Long-term investments	20,351	12,823
Deferred taxes	1,951	338
Goodwill	252,342	158,601
Intangible assets and other, net	91,393	70,631
Total assets	$593,453	$517,395
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,203	$4,050
Accrued liabilities	11,486	14,226
Accrued earnout	—	121
Income taxes payable	1,443	4,037
Current portion of deferred revenue	108,015	97,672
Total current liabilities	125,147	120,106
Long-term liabilities:
Deferred revenue, net of current portion	6,472	5,084
Non-current deferred taxes	3,396	483
Other long-term liabilities	12,648	8,908
Total liabilities	147,663	134,581
Stockholders’ equity:
Common stock, $0.001 par value: 123,000,000 shares authorized and 75,328,950 and 74,633,412 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	75	75
Additional paid-in capital	247,944	229,277
Accumulated other comprehensive loss	(2,632)	(1,145)
Accumulated earnings	200,403	154,607
Total stockholders’ equity	445,790	382,814
Total liabilities and stockholders’ equity	$593,453	$517,395

SolarWinds, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenue:
License	$31,131	$29,454	$61,856	$56,911
Maintenance and other	45,373	34,586	87,558	66,800
Subscription	1,015	—	1,015	—
Total revenue	77,519	64,040	150,429	123,711
Cost of license revenue	2,856	1,860	5,617	3,740
Cost of maintenance and other revenue	2,766	2,410	5,636	4,803
Cost of subscription revenue	535	—	535	—
Gross profit	71,362	59,770	138,641	115,168
Operating expenses:
Sales and marketing	20,276	17,583	40,576	34,143
Research and development	8,218	6,929	16,064	13,600
General and administrative	11,554	8,370	21,375	16,819
Total operating expenses	40,048	32,882	78,015	64,562
Operating income	31,314	26,888	60,626	50,606
Other income (expense):
Interest income	110	107	233	195
Other expense, net	(340)	(33)	(491)	(49)
Total other income (expense)	(230)	74	(258)	146
Income before income taxes	31,084	26,962	60,368	50,752
Income tax expense	8,287	7,535	14,572	14,194
Net income	$22,797	$19,427	$45,796	$36,558
Net income per share:
Basic earnings per share	$0.30	$0.26	$0.61	$0.49
Diluted earnings per share	$0.30	$0.26	$0.60	$0.48
Weighted-average shares used to compute net income per share:
Shares used in computation of basic earnings per share	75,250	74,033	75,117	73,885
Shares used in computation of diluted earnings per share	76,592	75,848	76,625	75,642

SolarWinds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
GAAP cost of revenue	$6,157	$4,270	$11,788	$8,543
Amortization of intangible assets (1)	(2,582)	(1,703)	(5,135)	(3,385)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(138)	(71)	(313)	(163)
Restructuring charges (4)	(10)	—	(10)	—
Non-GAAP cost of revenue	$3,427	$2,496	$6,330	$4,995

GAAP gross profit	$71,362	$59,770	$138,641	$115,168
Amortization of intangible assets (1)	2,582	1,703	5,135	3,385
Stock-based compensation expense and related employer-paid payroll taxes (2)	138	71	313	163
Restructuring charges (4)	10	—	10	—
Non-GAAP gross profit	$74,092	$61,544	$144,099	$118,716

GAAP sales and marketing expense	$20,276	$17,583	$40,576	$34,143
Stock-based compensation expense and related employer-paid payroll taxes (2)	(1,570)	(1,121)	(4,440)	(2,514)
Restructuring charges (4)	(33)	—	(33)	—
Non-GAAP sales and marketing expense	$18,673	$16,462	$36,103	$31,629

GAAP research and development expense	$8,218	$6,929	$16,064	$13,600
Stock-based compensation expense and related employer-paid payroll taxes (2)	(1,048)	(710)	(2,336)	(1,511)
Restructuring charges (4)	(8)	—	(8)	—
Non-GAAP research and development expense	$7,162	$6,219	$13,720	$12,089

GAAP general and administrative expense	$11,554	$8,370	$21,375	$16,819
Amortization of intangible assets (1)	(1,953)	(1,833)	(3,838)	(3,658)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(2,501)	(1,816)	(5,114)	(3,664)
Acquisition related adjustments (3)	(554)	(111)	(604)	(333)
Restructuring charges (4)	(432)	—	(432)	—
Non-GAAP general and administrative expense	$6,114	$4,610	$11,387	$9,164

GAAP operating expenses	$40,048	$32,882	$78,015	$64,562
Amortization of intangible assets (1)	(1,953)	(1,833)	(3,838)	(3,658)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(5,119)	(3,647)	(11,890)	(7,689)
Acquisition related adjustments (3)	(554)	(111)	(604)	(333)
Restructuring charges (4)	(473)	—	(473)	—
Non-GAAP operating expenses	$31,949	$27,291	$61,210	$52,882

GAAP operating income	$31,314	$26,888	$60,626	$50,606
Amortization of intangible assets (1)	4,535	3,536	8,973	7,043
Stock-based compensation expense and related employer-paid payroll taxes (2)	5,257	3,718	12,203	7,852
Acquisition related adjustments (3)	554	111	604	333
Restructuring charges (4)	483	—	483	—
Non-GAAP operating income	$42,143	$34,253	$82,889	$65,834

GAAP other income (expense)	$(230)	$74	$(258)	$146
Acquisition related adjustments (3)	2	13	4	22
Non-GAAP other income (expense)	$(228)	$87	$(254)	$168

GAAP income tax expense	$8,287	$7,535	$14,572	$14,194
Income tax effect on non-GAAP exclusions (5)	2,897	2,025	6,125	4,216
Non-GAAP income tax expense	$11,184	$9,560	$20,697	$18,410

GAAP net income	$22,797	$19,427	$45,796	$36,558
Amortization of intangible assets (1)	4,535	3,536	8,973	7,043
Stock-based compensation expense and related employer-paid payroll taxes (2)	5,257	3,718	12,203	7,852
Acquisition related adjustments (3)	556	124	608	355
Restructuring charges (4)	483	—	483	—
Tax benefits associated with above adjustments (5)	(2,897)	(2,025)	(6,125)	(4,216)
Non-GAAP net income	$30,731	$24,780	$61,938	$47,592

Non-GAAP diluted earnings per share (6)	$0.40	$0.33	$0.81	$0.63
Weighted-average shares used in computing diluted earnings per share	76,592	75,848	76,625	75,642

Percentage of Revenue:

GAAP gross profit	92.1%	93.3%	92.2%	93.1%
Non-GAAP adjustments (1)(2)(4)	3.5	2.8	3.6	2.9
Non-GAAP gross profit	95.6%	96.1%	95.8%	96.0%

GAAP operating margin	40.4%	42.0%	40.3%	40.9%
Non-GAAP adjustments (1)(2)(3)(4)	14.0	11.5	14.8	12.3
Non-GAAP operating margin	54.4%	53.5%	55.1%	53.2%

GAAP net income	29.4%	30.3%	30.4%	29.6%
Non-GAAP adjustments (1)(2)(3)(4)(5)	10.2	8.4	10.7	8.9
Non-GAAP net income	39.6%	38.7%	41.2%	38.5%

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information which excludes expenses for stock-based compensation and related employer-paid payroll taxes. We believe the exclusion of these items allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock-based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and the related employer-paid payroll taxes, management excludes these expenses when analyzing the organization's business performance.

(3)
Acquisition Related Adjustments. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions (see Note 1 for further discussion); (ii) legal, accounting and advisory fees to the extent associated with acquisitions; (iii) changes in fair value of contingent consideration; (iv) costs related to integrating the acquired businesses; and (v) restructuring costs, including adjustments related to changes in estimates, related to acquisitions. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our organic business operations, with respect to each acquisition. We believe that providing non-GAAP information for acquisition related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.

(4)
Restructuring Charges. We provide non-GAAP information that excludes restructuring charges such as severance, relocation and benefits and the estimated costs of exiting and terminating facility lease commitments, including the write-off of fixed assets and accelerated depreciation on leasehold improvements, as they relate to our corporate restructuring and exit activities. These restructuring charges are inconsistent in amount and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business.

(6)
Non-GAAP Diluted Earnings Per Share Item. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount was calculated based on our non-GAAP net income and the shares used in the computation of GAAP diluted earnings per share.

SolarWinds, Inc.
Reconciliation of Free Cash Flow to GAAP Cash Flows From Operating Activities
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Reconciliation of free cash flow to GAAP cash flows from operating activities:
GAAP cash flows from operating activities	$40,712	$33,197	$71,599	$61,368
Excess tax benefit from stock-based compensation	1,516	1,875	6,246	5,184
Purchases of property and equipment	(964)	(789)	(1,746)	(1,560)
Free cash flow (1)	$41,264	$34,283	$76,099	$64,992

(1)
Free Cash Flow. We define free cash flow as cash flows from operating activities plus the excess tax benefit from stock-based compensation and less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds, Inc.

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities
Net income	$22,797	$19,427	$45,796	$36,558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,554	4,335	10,876	8,631
Provision for doubtful accounts	54	(33)	127	7
Stock-based compensation expense	5,201	3,671	11,542	7,536
Deferred taxes	(995)	(1,160)	(2,874)	(1,655)
Excess tax benefit from stock-based compensation	(1,516)	(1,875)	(6,246)	(5,184)
Premium on investments	(634)	(899)	(613)	(1,067)
Other non-cash expenses	752	282	738	664
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	1,894	(1,236)	(101)	(2,050)
Income taxes receivable	(51)	(14)	(36)	36
Prepaid and other assets	(165)	(656)	405	(583)
Accounts payable	(408)	(95)	(686)	267
Accrued liabilities	1,004	1,851	(5,049)	457
Income taxes payable	3,999	5,043	7,073	8,259
Deferred revenue and other liabilities	3,226	4,556	10,647	9,492
Net cash provided by operating activities	40,712	33,197	71,599	61,368
Cash flows from investing activities
Purchases of investments	(17,288)	(29,237)	(17,288)	(41,017)
Maturities of investments	22,216	9,460	31,495	19,000
Purchases of property and equipment	(964)	(789)	(1,746)	(1,560)
Purchases of intangible assets	(58)	(761)	(171)	(902)
Acquisition of businesses, net of cash acquired	(120,868)	(9,850)	(120,868)	(20,884)
Net cash used in investing activities	(116,962)	(31,177)	(108,578)	(45,363)
Cash flows from financing activities
Repurchase of common stock	(152)	—	(4,499)	(1,334)
Exercise of stock options	1,652	2,427	5,390	5,683
Excess tax benefit from stock-based compensation	1,516	1,875	6,246	5,184
Earnout payments for acquisitions	—	—	—	(3,203)
Net cash provided by financing activities	3,016	4,302	7,137	6,330
Effect of exchange rate changes on cash and cash equivalents	803	(1,650)	(966)	(1,034)
Net increase (decrease) in cash and cash equivalents	(72,431)	4,672	(30,808)	21,301
Cash and cash equivalents
Beginning of period	221,325	139,336	179,702	122,707
End of period	$148,894	$144,008	$148,894	$144,008
Supplemental disclosure of cash flow information
Cash paid for income taxes	$5,214	$3,586	$10,223	$7,398
Non-cash financing transactions
Accrued earnout	$—	$—	$—	$951